Exhibit 1

For Immediate Release

Pointer Telocation's to Present at the LD Micro Conference

Rosh HaAyin, Israel November 20, 2014. Pointer Telocation Ltd. (Nasdaq Capital Market: PNTR) - develops, produces and markets high-end technology and products for AVL (Automatic Vehicle Location) solutions providers for stolen retrieval, fleet management, car & driver safety, public safety, vehicle security and asset management, and a leading RSA (Road Side Assistance) provider, announced today that its Chief Executive Officer, Mr. David Mahlab, will present at the LD Micro Conference on December 3, 2014.

The conference will take place at the Luxe Sunset Boulevard Hotel in Los Angeles, California. Pointer’s Chief Executive Officer, Mr. David Mahlab is scheduled to present at 3:30pm Pacific Time on December 3, 2014.

At the conference there will be an opportunity for investors to meet one-on-one with Mr. Mahlab. Interested investors should contact the conference organizers at LD Micro, or the Investor Relations team at Pointer at pointer@gkir.com.

About Pointer Telocation

Pointer is a leading supplier of MRM (Mobile Resource Management) for the motor vehicle industry. The combination of technological supremacy and innovation enables Pointer to develop and manufacture unique communications solutions to meet customers' needs. The Company provides a range of services to insurance companies and vehicle owners, including road services, car towing, locating stolen vehicles, managing vehicle fleets, safety products and other value added services.

Pointer has grown in recent years through successful implementation of acquisitions in Israel and in Argentina and establishing business branches and partnerships in Mexico, Romania and Brazil. Pointer has offices in Israel, Argentina, Mexico, Brazil and Romania.

Pointer has a growing list of customers and products installed in more than 45 countries. Among the Company's customers are insurance companies that offer or require towing services and locating services of vehicles as part of the insurance policies they sell.

Pointer shares are traded on NASDAQ (PNTR). The Company's top management and the development center are located in the Afek Industrial Area of Rosh Ha'ayin, Israel.

Contact:

Zvi Fried, V.P. and Chief Financial Officer	Kenny Green/Ehud Helft, GK Investor Relations
Tel.: +972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

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